Exhibit 10.7(c)
2025 AMENDMENT
OF
U.S. BANCORP
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN
The U.S. Bancorp Outside Directors Deferred Compensation Plan (the “Plan”) is amended in the following respects:
1.BENEFITS ADMINISTRATION COMMITTEE. Effective January 1, 2025, the Plan is amended by adding the following definition to Section 1.1 and renumbering Section 1.1 and cross-references accordingly:

(4)
The term “BAC” shall mean the Benefits Administration Committee of the Company (and its successor or, if no such committee exists, the Senior Executive Vice President and Chief Human Resources Officer of the Company) or its delegate.

2.MEASUREMENT FUNDS. Effective January 1, 2025, the Plan is amended by revising Section 4.2(c) to read in full as follows:

(c)
Measurement Funds. A Participant must elect at least one of the Plan’s Measurement Funds for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Measurement Funds shall be prescribed from time to time by the Investment Committee in its sole discretion. The Measurement Funds may, but are not required to, include a Company stock fund, which will be invested in Shares, mutual funds and a money market fund. The BAC shall determine in its sole discretion rules and procedures for the election of Measurement Funds by Participants and for implementing changes in Measurement Funds. The Participant’s requested election of the Measurement Fund or Funds shall be duly considered, but is not required to be approved. Subject to any transition rules determined by the Investment Committee or the BAC, in their sole discretion, changes in Measurement Funds shall be effective on the date specified by the Investment Committee or the BAC.

3.SAVINGS CLAUSE. Save and except as expressly amended above, the Plan shall continue in full force and effect.

1